Exhibit 99.1

INTERNATIONAL SHIPHOLDING ANNOUNCES CLOSING
OF SALE OF TWO PURE CAR TRUCK CARRIERS

Mobile, Alabama, March 28, 2012 – International Shipholding Corporation (NYSE: ISH) today announced that the sales of two of its International Flag Pure Car Truck Carriers, ASIAN KING and ASIAN EMPEROR, pursuant to its previously disclosed agreement with Norwegian Car Carriers ASA, were successfully closed and the vessels were delivered to Norwegian Car Carriers ASA on March 26 and 27, 2012.  This transaction realizes a reportable gain of approximately $3.5 million in the first quarter. Proceeds paid down debt of about $35 million collateralized by these vessels and will strengthen ISH’s position to pursue accretive growth opportunities. DnB NOR Markets, Inc. acted as exclusive advisor to the Company.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221